UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2014

Roundy’s, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-35422	27-2337996
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

875 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(Address of Principal executive offices, including Zip Code)

(414) 231-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On February 3, 2014, Roundy’s, Inc. (the “Company”) announced the launch of an underwritten public offering of its common stock (the “Offering”) and, in connection therewith, filed a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) containing the following preliminary unaudited financial results for the fiscal year ended December 28, 2013:

Recent Unaudited Operating Results

We have not yet finalized our financial statement close process for the fiscal year ended December 28, 2013, and our independent auditors have not yet completed their year-end audit for fiscal 2013. In connection with the completion of these activities, we may identify items that would require us to make adjustments to our preliminary operating results set forth below. As a result, our financial results could be different from those set forth below and those differences could be material. Our consolidated financial statements for fiscal 2013 will not be available until after this offering is completed, and consequently, will not be available to you prior to investing in this offering.

Based on our preliminary operating results, we currently expect to report net sales of approximately $3.95 billion for fiscal 2013, representing a 1.5% increase over fiscal 2012. The increase in net sales is due primarily to the benefit of new stores, partially offset by a 2.7% decrease in same-store sales and the effect of three stores closed during 2013. Our same-store sales for the thirteen-week period ended December 28, 2013 decreased 2.4% from the prior year period. We expect to report net income in a range of approximately $33 to $34 million for fiscal 2013, compared to a net loss of $69.2 million for fiscal 2012. The expected increase in net income is due primarily to a goodwill impairment charge that was recorded in the fourth quarter of 2012. During the fourth quarter of 2013, we incurred unusual expenses of approximately $2.1 million (net of $1.4 million of tax) of the write-off of unamortized loan costs related to the $148 million prepayment of our term loan, as well as approximately $0.6 million (net of $0.4 million of tax) of acquisition and term loan amendment fees. We expect to report actual diluted net earnings per common share of approximately $0.72 to $0.75 for fiscal 2013, compared to $1.61 loss per diluted common share for fiscal 2012. We expect to report adjusted diluted net earnings per common share of approximately $0.77 to $0.80 for fiscal 2013, compared to adjusted diluted net earnings per common share of $1.08 for fiscal 2012. Please see below for a reconciliation of adjusted net earnings per common share for fiscal 2013 and fiscal 2012. We expect adjusted EBITDA to be in a range of approximately $171 to $172 million for fiscal 2013, representing a 13-14% decrease from $198.7 million of adjusted EBITDA for fiscal 2012. As of December 28, 2013, we expect our long-term debt and capital lease obligations to be approximately $743 million and our total cash and cash equivalents to be approximately $82 million. We expect our capital expenditures to be $67 to $68 million for fiscal 2013.

The table below sets forth a reconciliation from our expected net income to our expected Adjusted EBITDA for fiscal 2013. Net income is the most directly comparable financial measure presented in accordance with GAAP and has been estimated based on our preliminary operating results. For a discussion of Adjusted EBITDA, see Note (4) to the tables included in “—Summary Historical Consolidated Financial Data.”

Fiscal 2013
(unaudited) (in millions)
Net income	$ 33-34
Interest expense	48
Amortization of deferred financing costs	4
Provision for income taxes	17
Depreciation and amortization expense	65
LIFO charges	1
Non-cash stock compensation expense	3
Acquisition costs and fees and expenses for debt amendment	1
Reversal of pension withdrawal liability	(1)

Adjusted EBITDA	$171-$172

The table below sets forth a reconciliation from our expected diluted net earnings per common share to our expected adjusted diluted earnings per common share for fiscal 2013 and fiscal 2012.

	Fiscal 2013	Fiscal 2012
Diluted net earnings (loss) per common share:
Diluted	$0.72 - $0.75	$(1.61)

Adjustments per common share, diluted:
Write off of unamortized loan costs related to prepayment of term loan, net of tax	$0.05	$—
Acquisition and term loan amendment fees, net of tax	0.01	—
Reversal of pension withdrawal liability, net of tax	(0.01)	—
Loss on debt extinguishment, net of tax	—	0.18
Goodwill impairment charge, net of tax	—	2.44
Executive recruiting fees and relocation expenses, net of tax	—	0.01
Severance to former executives, net of tax	—	0.01
Pension withdrawal charge, net of tax	—	0.01
One-time IPO expenses, net of tax	—	0.01

Adjusted diluted net earnings per common share(1):
Diluted(2)	$0.77 - $0.80	$1.08

(1)	Amounts in table may not foot due to rounding.
(2)	The weighted average number of diluted common shares outstanding used to calculate adjusted diluted earnings per share for fiscal 2012 includes 578,000 shares which were excluded from the weighted average number of diluted common shares outstanding used to calculate diluted loss per common share, as shares were anti-dilutive.

Item 8.01.	Other Events.

On February 3, 2014, the Company issued a press release announcing the launch of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock or any other securities, and there shall not be any offer, solicitation or sale of securities mentioned in this Current Report on Form 8-K in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such any state or jurisdiction.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 99.1    Press release dated February 3, 2014.

Non-GAAP Financial Measures

The information under Item 2.02 includes Adjusted EBITDA, a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. We define Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, costs incurred in connection with our IPO (or subsequent offerings of our Roundy’s common stock), loss on debt extinguishment, certain non-recurring or unusual employee and pension related costs and goodwill impairment charges. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of our results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from ours, we omit these amounts to facilitate investors’ ability to make these comparisons. Similarly, we omit depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in our experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. We believe that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of our operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, our working capital needs; (iii) it does not reflect income tax payments we may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements about the Company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the Company’s periodic reports and filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROUNDY’S, INC.

Date: February 3, 2014	/s/ Edward G. Kitz
	Name:	Edward G. Kitz
	Title:	Group Vice President — Legal, Risk and Treasury and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 99.1	Press release dated February 3, 2014